ULTRA PAC, INC.

                     EXCERPT FROM BOARD OF DIRECTORS MINUTES

                                 MARCH 14, 1996

WHEREAS, the Company desires to reward its hourly employees in exchange for exemplary services to the Company;

NOW, THEREFORE, IT IS HEREBY RESOLVED, that the President and Secretary are authorized and directed to issue to each of the persons listed on the attached Exhibit B fifty (50) shares of the Company's common stock (hereinafter collectively called the "Shares") in recognition of their services to the Company; and